EXHIBIT H
List of Parties to the Stockholders’ Agreement
Leonard A. Lauder, (a) individually and (b) as Trustee of The Estée Lauder 2002 Trust
Ronald S. Lauder, (a) individually, (b) as Trustee of The Descendents of Ronald S. Lauder 1966 Trust and (c) as Trustee of The Estée Lauder 2002 Trust
William P. Lauder, (a) individually, (b) as Trustee of the 1992 GRAT Remainder Trust f/b/o William Lauder and (c) as Trustee of the 1992 GRAT Remainder Trust f/b/o Gary Lauder
Gary M. Lauder, (a) individually, (b) as Trustee of the 1992 GRAT Remainder Trust f/b/o William Lauder, (c) as Trustee of the 1992 GRAT Remainder Trust f/b/o Gary Lauder, (d) as custodian under the New York Uniform Transfers to Minors Act for the benefit of Danielle Lauder, (e) as custodian under the New York Uniform Transfers to Minors Act for the benefit of Rachel Lauder and (f) as Trustee of the Gary M. Lauder Revocable Trust u/a/d as of August 10, 2000, Gary M. Lauder, Settlor
LAL Family Partners L.P.
Joel S. Ehrenkranz, (a) as Trustee of the 1992 GRAT Remainder Trust f/b/o William Lauder and (b) as Trustee of the 1992 GRAT Remainder Trust f/b/o Gary Lauder
Richard D. Parsons, (a) as Trustee of the Trust f/b/o Aerin Lauder and Jane Lauder u/a/d December 15, 1976, created by Estée Lauder and Joseph H. Lauder, as Grantors, (b) as Trustee of the Trust f/b/o Aerin Lauder and Jane Lauder u/a/d December 15, 1976, created by Ronald S. Lauder, as Grantor, (c) as Trustee of the Aerin Lauder Zinterhofer 2000 Revocable Trust u/a/d April 24, 2000, Aerin Lauder Zinterhofer, as Grantor, (d) as Trustee of the Jane A. Lauder 2003 Revocable Trust u/a/d November 6, 2003, Jane A. Lauder as Grantor and (e) as Trustee of the Aerin Lauder Zinterhofer 2004 GRAT
Ira T. Wender, as Trustee of The Estée Lauder 2002 Trust
The Estée Lauder Companies Inc.
The Ronald S. Lauder Foundation
The Rockefeller Trust Company (Delaware) as Trustee of the Aerin Lauder Zinterhofer 2004 GRAT